UNITED STATES
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Datascope Corp.

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Datascope Corp. issued the following press release on December 3, 2007.
FOR IMMEDIATE RELEASE
DATASCOPE MAILS LETTER TO SHAREHOLDERS
Datascope Urges Shareholders to Re-Elect Incumbent Directors and
Reject Ramius’ Opposition Slate
MONTVALE, N.J., December 3, 2007 — Datascope Corp. (NASDAQ: DSCP) announced today that it is mailing the following letter to all shareholders from Lawrence Saper, Chairman of the Board and Chief Executive Officer, and Dr. Antonino Laudani, Chief Operating Officer, in connection with the Company’s December 20, 2007 Annual Meeting of Shareholders. Datascope’s Board strongly urges shareholders to re-elect James J. Loughlin and William L. Asmundson by voting the BLUE proxy card by Internet, telephone or mail today.
The full text of Datascope’s letter follows:
     Dear Shareholder:
     Datascope’s December 20, 2007 Annual Meeting of Shareholders is rapidly approaching. We urge you to act promptly to re-elect the nominees of your Board of Directors — James J. Loughlin and William L. Asmundson — by voting the BLUE proxy card today by Internet, telephone or mail.
DATASCOPE IS A LEADER IN MEDICAL DEVICE INNOVATION
     Your Board and management team have a proven record of innovation that has consistently benefited hospitals, physicians and patients, while simultaneously creating value for our shareholders.
•	In fiscal 2007, 34% of our revenues were derived from products introduced during the last five years.

•	Investment in new technology and product development is critical to a medical device company’s growth and success.

•	Datascope’s strong brand, market position, and prospects for growth, are a direct result of the Company’s commitment to innovation and its investment in R&D.
     Developing industry-changing products such as our new, revolutionary clinical alert system, NetGuardTM, as one example, would not have been possible without our Board’s commitment to investment in R&D, and the development of such products.
     NetGuard creates a new paradigm in patient monitoring as the first clinical alert system that is specifically designed to protect today’s unmonitored patient by detecting life-threatening heart rhythms. Early detection of dangerous heart rhythms permits early treatment and has been shown to significantly increase the probability of survival. NetGuard promises not only to meet an important potentially lifesaving medical need but also to open a new market that Datascope estimates could climb to more than $1 billion in annual sales in the U.S. alone.
     We are extremely excited about our recent announcement that Datascope will install the first beta site of NetGuard at a prestigious teaching hospital in the Mid-Atlantic region of the United States. The beta site will provide, for the first time, for continuous, wireless monitoring of 50 patients who would not have been monitored under other circumstances. We are in active discussions with other interested parties for additional beta sites over the next 60 to 90 days.
     In 2007, in addition to NetGuard, Datascope introduced many new products including:
•	The new Sensation™ 7 Fr. fiber-optic balloon catheter and CS300 intra aortic balloon pump (IABP), both underscore Datascope’s leadership position in the Cardiac Assist market.

•	The Spectrum OR monitor, Gas Module SE with Spirometry, SpO2 Telepak and four new software products for our Panorama central monitoring system, all of which add significant potential for growth in the patient monitoring market.

•	Importantly, Datascope’s strong R&D pipeline includes new products, not yet announced, that have extraordinary potential for growth and shareholder value.
YOUR BOARD AND MANAGEMENT ARE FOCUSED ON CAPITAL ALLOCATION
     Do not be misled by Ramius’ short-sighted criticism of the $244 million we have invested in R&D since 2000. Citing cumulative R&D costs without comparing them to cumulative revenues is meaningless. What they conveniently omit is that Datascope also generated $2.7 billion in revenues over the same eight year period. Thus, Datascope’s investment in R&D over the last eight years amounts to 9% of sales, which we believe is within the range of medical device industry practice.
     Besides making strategic investments in growth, your Board has also repurchased shares and shared excess cash with its shareholders. Over the last eight years, your Board has authorized approximately $110 million in share repurchases, of which $76 million has been repurchased to date. In addition, since October 2004, Datascope has paid approximately $91 million — or $6.03 per share — in cash quarterly and special dividends.
YOUR BOARD HAS THE RIGHT BALANCE OF EXPERIENCE AND SKILLS
     Datascope’s Board is properly constituted with independent, seasoned executives, each with substantial and relevant experience serving as leaders of public and private companies in a broad range of industries. Your Board also has a record of recruiting new directors with the skill sets necessary to create value. Since 2003, our Board has appointed three new independent directors (of our current total of seven):

•	Robert E. Klatell in 2003, Chairman of the Nominating and Corporate Governance Committee;

•	James J. Loughlin in 2004, Chairman of the Audit Committee; and

•	William W. Wyman in 2005, member of Nominating and Corporate Governance and Audit Committees.
     These are exactly the type of highly qualified and experienced directors that any shareholder would want on their Board — not two individuals assembled by a dissident who practices proxy contests as a means of investing.
     We have the right team to carry our strategic plan forward and see our announced new products and those on the drawing board bear fruit and reach their potential. We urge you to support Mr. Loughlin and Mr. Asmundson, each of whom occupies an important leadership position on your Board, by voting the BLUE proxy card today.
RAMIUS’ NOMINEES ARE THE WRONG NOMINEES
FOR YOU AND FOR DATASCOPE
     The records of Ramius’ nominees simply do not qualify them to serve on your Board. Ramius’ nominees do not add any new skills or areas of expertise. In addition, Ramius’ paid nominees lack the objectivity to adequately represent the interests of all Datascope shareholders.
•	Over the one-year period since November 29, 2006, when David Dantzker, one of Ramius’ nominees, joined the Board of Neuro-Hitech, Inc., that Company’s stock has declined approximately 23%. During that same period, under the leadership of your Board, Datascope’s stock has increased 12.9%, adjusted for dividends.

•	Mr. Dantzker also currently serves on a total of seven Boards, including six that are private — Ask yourself: How much time and what kind of commitment will Mr. Dantzker have to devote to Datascope?

•	During the tenure of William Fox, Ramius’ other nominee, as a director and executive chairman of the Board of Directors of Nephros, Inc. from 2004 to 2007, that company’s stock price declined approximately 85%, from $5.80 to $0.77.

•	Also during Mr. Fox’s tenure, Nephros suffered failures of internal controls and accusations of corporate governance deficiencies.

•	Furthermore, Mr. Fox has been a defendant in at least three lawsuits alleging breaches of fiduciary duties in connection with his service as a director or executive of three separate companies.

     Ramius is a short-term, opportunistic hedge fund whose interest in Datascope is not aligned with the interests of all Datascope shareholders. This dissident hedge fund, which did not own a single share in Datascope until less than ten weeks ago, wants 28% representation on your Board when it has less than a 4.5% ownership in the Company.
RAMIUS OFFERS NO BUSINESS PLAN
     Ramius offers our shareholders NO business plan or vision to build value, better products or operate Datascope more effectively. In lieu of presenting you with a well thought out plan, Ramius repeats allegations found to be false and ignores the facts and findings of your Board’s Audit Committee’s review.
     We are confident you will see through Ramius’ tactics - we ask you to reject their attempts to gain undeserved credibility. Ramius has uncovered nothing new — everything they are alleging has been thoroughly and rigorously investigated by the Independent Audit Committee, special independent forensic accountants and independent legal counsel. All pertinent information relating to the Audit Committee’s review and the related claims has been publicly disclosed with the Securities and Exchange Commission.
     We believe Ramius’ statements are nothing more than a smokescreen — Ramius offers no plan for Datascope shareholders and its hand-picked nominees, if elected, would serve no business purpose other than advancing Ramius’ short-term interests and could jeopardize Datascope’s strategic direction and negatively affect the value of your investment.
RAMIUS HAS AN OBVIOUS CONFLICT
     Ramius has not told you about its major financial interest in one of our smaller competitors — this Ramius investment is substantially larger than its investment in Datascope.
•	Ramius’ 20.3% stake in Kensey Nash Corporation currently has a market value of $67 million, and they have two directors on the Kensey Nash Board. This compares with Ramius’ less than 4.5% ownership, worth $25.2 million, in Datascope.

•	Kensey Nash directly and indirectly derives a majority of its revenues from vascular closure products and raw materials — in direct competition with Datascope. While this may not currently be a large part of Datascope’s business, our success in these areas would be threatening to Ramius’ far larger position in Kensey Nash.
     Ask yourself — if Ramius’ paid nominees were elected to the Datascope Board, what pressure would they be under to help protect Ramius’ investment in Kensey Nash?

RE-ELECT YOUR TWO DIRECTORS
BY VOTING THE BLUE PROXY CARD TODAY
     Your vote is important, no matter how many shares you own. Please vote by Internet or phone by following the simple instructions on your BLUE proxy card or vote by mail by signing, dating and returning the BLUE proxy card in the enclosed pre-addressed, stamped envelope.
     Do NOT vote the Ramius WHITE card — even to withhold your vote as a protest — you may end up actually canceling out your vote on the BLUE proxy card. Please simply ignore or throw away any of the Ramius cards you may receive. To be sure we have your proxy in time to be counted, please take a minute NOW to vote your shares.
     We thank you for your continued support. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885 or dscpproxy@mackenziepartners.com.
Sincerely,

/s/ Lawrence Saper	/s/ Antonino Laudani
Lawrence Saper	Dr. Antonino Laudani
Chairman and Chief Executive Officer	Chief Operating Officer

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of proxy material,
please call MacKenzie Partners at the phone numbers listed below.
105 Madison Avenue
New York, NY 10016
dscpproxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future, including statements about Datascope’s strategy for growth, product development, market and growth opportunities, and future performance are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are disclosed in our filings with the United States Securities and Exchange Commission (“SEC”). These factors include, but are not limited to, the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that Datascope is not the first company to address this market, that NetGuard and other new products offered or anticipated to be offered by Datascope will not be a significant opportunity for new growth or may not be accepted in the marketplace, and that market conditions may change, particularly as the result of competitive activity in the markets served by Datascope. Datascope’s filings with the SEC can be obtained at no charge at www.sec.gov, as well as through our website at www.datascope.com.
This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at http://www.sec.gov and has been distributed to shareholders on or about November 5, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.
# # #
Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500